Exhibit 5.1

April 30, 2021

Chemomab Therapeutics Ltd.
Kiryat Atidim, Building 7
Tel Aviv, Israel

Re: Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as Israeli counsel to Chemomab Therapeutics Ltd., a company organized under the laws of the State of Israel (the “Company”), in connection with its filing of a registration statement on Form S-3 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), with the U.S. Securities and Exchange Commission (the “Commission”), which registers the offer, issuance and sale by the Company, from time to time, of up to $200 million, in the aggregate, of any one or more of the following types of securities, individually or in units:

(a)	ordinary shares, par value NIS 0.01 of the Company (“Ordinary Shares” or “Shares”);

(b) (c)	American depositary shares, each representing twenty (20) Ordinary Shares (the “ADSs”); warrants to purchase ADSs (“Warrants”);

(d)	senior or subordinated debt securities of the Company (the “Debt Securities”) to be issued by the Company pursuant to an indenture (a “Company Indenture”) to be executed by the Company and the relevant trustee under the Company Indenture ; or

(e)	units comprised of one or more of the other securities that may be offered under the Registration Statement (the “Units”)(collectively, the Shares, Warrants, Debt Securities and Units are referred to as the “Securities”).

We have also acted as Israeli counsel to the Company in connection with the Controlled Equity Offering Sales Agreement, dated as of April 30, 2021 (the “Sales Agreement”), entered into by and between the Company and Cantor Fitzgerald & Co. (the “Agent”) pursuant to which the Company may offer and sell ADSs having an aggregate offering price of up to $75 million (the “ATM Shares”). The ATM Shares will be issued pursuant to the Registration Statement and the related prospectus contained therein covering the ATM Shares.

This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act, in connection with the filing of the Registration Statement.

In connection herewith, we have examined the originals, or photocopies or copies, certified or otherwise identified to our satisfaction, of: (i) the form of the Registration Statement, to which this opinion letter is attached as an exhibit; (ii) a copy of the amended and restated articles of association of the Company, as currently in effect (the “Articles”); (iii) minutes of the meeting of the board of directors of the Company (the “Board”) at which the filing of the Registration Statement and the actions to be taken in connection therewith were approved; (iv) minutes of the meeting of the Board at which the execution of the Sales Agreement and the actions to be taken in connection therewith were approved; and (v) such other corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Company as we have deemed relevant and necessary as a basis for the opinions hereafter set forth. We have also made inquiries of such officers and representatives as we have deemed relevant and necessary as a basis for the opinions hereafter set forth.

In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, confirmed as photostatic copies and the authenticity of the originals of such latter documents. As to all questions of fact material to these opinions that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Company.

We have also assumed the truth of all facts communicated to us by the Company and that all minutes of meetings of the Board that have been provided to us are true and accurate and have been properly prepared in accordance with the Articles and all applicable laws. We have assumed, in addition, that at the time of the execution and delivery of any definitive purchase, underwriting or similar agreement between the Company and any third party pursuant to which any of the Securities may be issued (a “Securities Agreement”), the Securities Agreement will be the valid and legally binding obligation of such third party, enforceable against such third party in accordance with its terms. We have further assumed that at the time of the issuance and sale of any of the Securities, the terms of the Securities, and their issuance and sale, will have been established so as not to violate any applicable law or result in a default under or breach of any agreement or instrument binding upon the Company and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company.

Based upon and subject to the foregoing, we are of the opinion that:

1.	With respect to the Shares, assuming (a) the taking of all necessary corporate action to authorize and approve the issuance of any Shares, the terms of the offering thereof and related matters (for purposes of this paragraph 1, the “Authorizing Resolutions”), (b) the effectiveness of the Registration Statement, and any amendments thereto (including any post-effective amendments), and that such effectiveness shall not have been terminated or rescinded, (c) the delivery and filing of an appropriate prospectus supplement with respect to the offering of the Shares in compliance with the Securities Act and the applicable rules and regulations thereunder, (d) approval by the Board of, and entry by the Company into, and performance by the Company under, any applicable Securities Agreement, in the form filed as an exhibit to the Registration Statement, any post-effective amendment thereto or to a Current Report on Form 8-K, pursuant to which the Shares may be issued and sold, and (e) receipt by the Company of the consideration for the Shares as provided for in the Authorizing Resolutions and in accordance with the provisions of any such Securities Agreement and the applicable convertible Securities, if any, pursuant to which the Shares may be issued, such Shares, including any Ordinary Shares issued upon exercise or conversion of any Securities, will be validly issued, fully paid and non-assessable.

2.	With respect to the Warrants, assuming the (a) taking of all necessary corporate action to authorize and approve the issuance and terms of any Warrants, the terms of the offering thereof and related matters (for purposes of this paragraph 2, the “Authorizing Resolutions”), (b) the effectiveness of the Registration Statement, and any amendments thereto (including any post-effective amendments), and that such effectiveness shall not have been terminated or rescinded, (c) the due authorization, execution and delivery of (i) the warrant agreement to be dated on or about the date of the first issuance of the applicable Warrants thereunder, by and between the Company and a warrant agent to be selected by the Company (each, a “Warrant Agreement”) and (ii) any certificates relating to the Warrants, (d) the delivery and filing of an appropriate prospectus supplement with respect to the offering of the Warrants in compliance with the Securities Act and the applicable rules and regulations thereunder, (e) entry by the Company into, and performance by the Company under, any applicable Warrant Agreement, in the form filed as an exhibit to the Registration Statement, any post-effective amendment thereto or to a Current Report on Form 8-K, pursuant to which the Warrants may be issued and sold, (f) due establishment by all necessary corporate action and in conformity with the Articles (as then in effect), the Warrant Agreement and any warrant certificates, of the terms of the Warrants and of their issuance and sale, (g) due execution and counter-signature, in accordance with the provisions of the Warrant Agreement, and due issuance, sale and delivery, in accordance with the provisions of any such Warrant Agreement, the Registration Statement and the prospectus included therein, of the Warrants and (h) receipt by the Company of the consideration for the Warrants as provided for in the Authorizing Resolutions and in accordance with the provisions of any such Securities Agreement, such Warrants, including any Ordinary Shares issued upon exercise or conversion of any Warrants, will constitute valid and legally binding obligations of the Company.

3.	With respect to the Units, assuming the (a) taking of all necessary corporate action to authorize and approve the issuance and the terms of the Units and any Securities that are components to the units, the terms of the offering thereof and related matters (for purposes of this paragraph 3, the “Authorizing Resolutions”), (b) the effectiveness (without termination or rescindment) of the Registration Statement, as finally amended (including any post-effective amendments), under the Securities Act, (c) the due authorization, execution and delivery of (i) the Unit Agreement to be dated on or about the date of the first issuance of the applicable Units thereunder, by and between the Company and a rights agent to be selected by the Company (a “Units Agreement”) and (ii) any certificates relating to the Units, (d) the delivery and filing of an appropriate prospectus supplement with respect to the offering of the Units in compliance with the Securities Act and the applicable rules and regulations thereunder, (e) approval by the Board of, and entry by the Company into, and performance by the Company under, any applicable Units Agreement, in the form filed as an exhibit to the Registration Statement, any post-effective amendment thereto or to a Current Report on Form 8-K, pursuant to which the Units may be issued and sold, (f) due establishment by all necessary corporate action and in conformity with the Articles (as then in effect) and the Units Agreement and any rights certificates, of the terms of the Units and of their issuance and sale, (g) due execution and counter-signature, in accordance with the provisions of the Unit Agreement, and due issuance, sale and delivery, in accordance with the provisions of any such Units Agreement, the Registration Statement and the prospectus included therein, of the Units and (h) receipt by the Company of the consideration for the Units as provided for in the Authorizing Resolutions and in accordance with the provisions of any such Units Agreement, such Units will constitute valid and legally binding obligations of the Company.

4.	With respect to the ATM Shares, assuming that prior to the issuance of any of ATM Shares under the Sales Agreement, the price, number of ATM Shares and certain other terms of issuance with respect to any specific placement notice delivered under the Sales Agreement will be authorized and approved by the Board or a pricing committee of the Board in accordance with Israeli law (for purposes of this paragraph 4, the “Authorizing Resolutions”), all corporate proceedings necessary for the authorization, issuance and delivery of the ATM Shares shall have been taken and, upon issuance pursuant to the terms of the Sales Agreement and in accordance with resolutions of the Board related to the offering of the ATM Shares, the ATM Shares will be validly issued, fully paid and non-assessable.

You have informed us that you intend to issue the Securities from time to time on a delayed or continuous basis, and this opinion is limited to the laws, including the rules and regulations, as in effect on the date hereof. We understand that prior to issuing any Securities you will afford us an opportunity to review the corporate approval documents and operative documents pursuant to which such Securities are to be issued (including the Authorizing Resolutions, a Securities Agreement (if applicable) and an appropriate prospectus supplement), and we will file such supplement or amendment to this opinion (if any) as we may reasonably consider necessary or appropriate by reason of the terms of such Securities.

With respect to our opinion as to the Shares, including any Ordinary Shares issued upon exercise or conversion of any Securities and the ATM Shares, we have assumed that, at the time of issuance and sale and to the extent any such issuance would exceed the maximum share capital of the Company currently authorized, the number of Ordinary Shares that the Company is authorized to issue shall have been increased in accordance with the Company’s Articles and as described in the Registration Statement such that a sufficient number of Ordinary Shares are authorized and available for issuance under the Articles.

Members of our firm are admitted to the Bar in the State of Israel, and we do not express any opinion as to the laws of any other jurisdiction. This opinion is limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm appearing under the caption “Legal Matters” and “Enforceability of Civil Liabilities” in the prospectus forming part of the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, the rules and regulations of the Commission promulgated thereunder or Item 509 of the Commission’s Regulation S-K under the Securities Act.

This opinion letter is rendered as of the date hereof and we disclaim any obligation to advise you of facts, circumstances, events or developments that may be brought to our attention after the effective date of the Registration Statement that may alter, affect or modify the opinions expressed herein.

Very truly yours,

/s/ Meitar | Law Offices
Meitar | Law Offices